                                                                     EXHIBIT 4.1

SANWA GENERAL EQUIPMENT LEASING, A DIVISION OF SANWA BUSINESS CREDIT CORPORATION

                                                       EQUIPMENT LEASE AGREEMENT


  THIS EQUIPMENT LEASE AGREEMENT (the "Lease") is made as of the 31st day of May, 1994, by and between SANWA GENERAL EQUIPMENT LEASING, A DIVISION OF SANWA BUSINESS CREDIT CORPORATION, its successors and assigns ("Lessor"), and FORSTMANN & COMPANY, INC. ("Lessee").

  The parties agree that Lessee shall lease from Lessor the property (the "Equipment") described in the Equipment Schedule(s) to be executed pursuant hereto (collectively, the "Equipment Schedule"), subject to the terms set forth herein, in the Riders annexed hereto and in the Equipment Schedule.

  1. TERM. The term of this Lease with respect to any item of the Equipment shall consist of the term set forth in the Equipment Schedule relating thereto; provided, however, that this Lease shall be effective from and after the date of execution hereof.

  2. RENT. Lessee shall pay Lessor rent, without any deduction or setoff and without prior notice or demand, in the aggregate amounts specified in the Equipment Schedule. This is a non-cancellable net lease, and Lessee shall not be entitled to any abatement or reduction of payments due hereunder for any reason. Lessee agrees to make the payments due hereunder regardless of any existing or future offset or claim which may be asserted by Lessee. Rent is payable as and when specified in the Equipment Schedule by mailing the same to Lessor at its address specified pursuant to this Lease; and shall be effective upon receipt. Time is of the essence. If any payment is not paid on the due date, Lessor may collect, and Lessee agrees to pay, a charge calculated as the product of the late charge rate specified in the Equipment Schedule (the "Late Charge Rate") and the amount in arrears for the period such amount remains unpaid.

  3. REPRESENTATIONS AND WARRANTIES OF LESSEE. Lessee represents and warrants that: (a) Lessee is a corporation duly organized and validly existing in good standing under the laws of the state of its incorporation. (b) The execution, delivery and performance of this Lease and all related instruments and documents: (i) have been duly authorized by all necessary corporate action on the part of Lessee; (ii) do not require the approval of any stockholder, trustee or holder of any obligations of Lessee except such as have been duly obtained; and (iii) do not and will not contravene any law, governmental rule, regulation or order now binding on Lessee, or the charter or by-laws of Lessee, or contravene the provisions of, or constitute a default under, or result in the creation of any lien or encumbrance upon the property of Lessee under, any indenture, mortgage, contract or other agreement to which Lessee is a party or by which it or its property is bound. (c) This Lease and all related instruments and documents, when entered into, will constitute legal, valid and binding obligations of Lessee enforceable against Lessee in accordance with the terms thereof. (d) Except as disclosed in Lessee's filings with the Securities Exchange Commission, there are no pending actions or proceedings to which Lessee is a party, and there are no other pending or threatened actions or proceedings of which Lessee has knowledge, before any court, arbitrator or administrative agency, which, either individually or in the aggregate, would adversely affect the financial condition of Lessee, or the ability of Lessee to perform its obligations hereunder. Further, Lessee is not in default under any obligation for borrowed money, for the deferred purchase price of property or any lease agreement which, either individually or in the aggregate, would have the same such effect. (e) Under the laws of the state(s) in which the Equipment is to be located, the Equipment consists solely of personal property and not fixtures.
(f) The financial statements of Lessee (copies of which have been furnished to Lessor) have been prepared in accordance with generally accepted accounting principles consistently applied ("GAAP"), and fairly present Lessee's financial condition and the results of its operations as of the date of and for the period covered by such statements, and since the date of such statements there has been no material adverse change in such conditions or operations. (g) The address stated below the signature of Lessee is the chief place of business and chief executive office of Lessee; and Lessee does not conduct business under a trade, assumed or fictitious name, other than Carpini USA and Forstmann International.

  4. COVENANTS OF LESSEE. Lessee covenants and agrees as follows: (a) Lessee will furnish Lessor (1) within ninety (90) days after the end of each fiscal year of Lessee, a balance sheet of Lessee as at the end of such year, and the related statement of income and statement of cash flows of Lessee for such fiscal year, prepared in accordance with GAAP, all in reasonable detail and certified by independent certified public accountants of recognized standing selected by Lessee (which shall be a "Big 6" accounting firm); (2) within sixty
(60) days after the end of each quarter of Lessee's fiscal year, a balance sheet of Lessee as at the end of such quarter, and the related statement of income and statement of cash flows of Lessee for such quarter, prepared in accordance with GAAP; and (3) within forty-five (45) days after the end of each fiscal year of Lessee, a budget for the succeeding fiscal year (with monthly detail), internally prepared; and (4) within thirty (30) days after the date on which they are filed, all regular periodic reports, forms and other filings required to be made by Lessee to the Securities and Exchange Commission. (b) Lessee will promptly execute and deliver to Lessor such further documents, instruments and assurances and take such further action as Lessor from time to time may reasonably request in order to carry out the intent and purpose of this Lease and to establish and protect the rights and remedies created or intended to be created in favor of Lessor hereunder.

  5. AUTHORIZATION. Lessor's obligations hereunder are conditioned upon Lessor having received the following, in form and substance satisfactory to Lessor:
(a) evidence as to due compliance with the insurance provisions hereof; (b) Uniform Commercial Code financing statements as required by Lessor; (c) certificate of Lessee's Secretary certifying: (1) resolutions of Lessee's Board of Directors duly authorizing the leasing of the Equipment hereunder and the execution, delivery and performance of this Lease and the Equipment Schedule and all related instruments and documents, and (2) the incumbency and signature of the officers of Lessee authorized to execute such documents; and (d) an opinion of counsel for Lessee as to each of the matters set forth in sub-parts (a) through (d) of Section 3 hereof.

  6. DELIVERY; INSPECTION AND ACCEPTANCE BY LESSEE. Upon delivery, Lessee shall inspect and accept the Equipment and shall execute and deliver to Lessor an Equipment Schedule containing a complete description of the item of Equipment accepted; whereupon, as between Lessor and Lessee, the same shall be deemed to have been finally accepted by Lessee pursuant to this Lease. All expenses incurred in connection with Lessor's purchase of the Equipment (including shipment, delivery and installation) shall be the responsibility of Lessee and shall be paid upon demand. If Lessee shall, for reasonable cause, refuse to accept delivery of any item of the Equipment, Lessee will be assigned all rights and shall assume all obligations as purchaser of the Equipment.

  7. USE AND MAINTENANCE. Lessee shall use the Equipment solely in the conduct of its business, in a careful and proper manner consistent with the requirements of all applicable insurance policies, and in compliance with all applicable Federal, state and local laws; and shall not permanently discontinue use of or disassemble the Equipment. The equipment shall be intact, and capable at times of normal full operation, and shall otherwise comply with the terms of this Lease. Lessee will not change the location of any Equipment as specified in the Equipment Schedule without the prior written consent of Lessor, which consent shall not be unreasonably withheld or delayed. Lessee shall not attach or incorporate the Equipment to or in any other item of equipment in such a manner that the Equipment may be deemed to have become an accession to or a part of such other item of equipment. Lessee will cause each principal item of the Equipment to be continually marked, in a plain and distinct manner, with the name of Lessor followed by the words "Owner and Lessor," or other appropriate words designated by Lessor on labels furnished by Lessor. At its own expense, Lessee will cause the Equipment to be kept and maintained as recommended by the manufacturer and in as good operating condition as when delivered to Lessee hereunder, ordinary wear and tear resulting from proper use alone excepted, and will provide all maintenance and service and make all repairs or replacements reasonably necessary for such purpose. If any parts of the Equipment become worn out, lost, destroyed, damaged beyond repair or otherwise permanently rendered unfit for use, Lessee, at its own expense, will within a reasonable time replace such parts by replacement parts which are free and clear of all liens, encumbrances or rights of others and have a value, utility and remaining useful life at least equal to the parts replaced. All parts which are added to the Equipment which are essential to the operation of the Equipment or which cannot be detached from the Equipment without materially interfering with the operation of the Equipment or adversely affecting the value, utility and remaining useful life which the Equipment would have had without the addition thereof, shall immediately become the property of Lessor, and shall be deemed incorporated in the Equipment and subject to the terms of this Lease as if originally leased hereunder. Lessee shall not make any material alterations to the Equipment without the prior written consent of Lessor, which consent shall not be unreasonably withheld. Upon at least two (2) full business days' notice, Lessor or its designated representative shall have the right to inspect the Equipment and all maintenance records with respect thereto, if any, at any reasonable time during normal business hours.

  8. DISCLAIMER OF WARRANTIES. LESSOR, NOT BEING A SELLER, DEALER OR MANUFACTURER (AS SUCH TERMS ARE DEFINED IN THE UNIFORM COMMERCIAL CODE AS ENACTED IN THE STATE OF MARYLAND), NOR A SELLER'S AGENT, EXPRESSLY DISCLAIMS AND MAKES TO LESSEE NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR OTHERWISE, INCLUDING, BUT NOT LIMITED TO: THE FITNESS FOR USE, DESIGN OR CONDITION OF THE EQUIPMENT; THE QUALITY OR CAPACITY OF THE EQUIPMENT; THE WORKMANSHIP IN THE EQUIPMENT; THAT THE EQUIPMENT WILL SATISFY THE REQUIREMENTS OF ANY LAW, RULE, SPECIFICATION OR CONTRACT PERTAINING THERETO; AND ANY GUARANTY OR WARRANTY AGAINST PATENT INFRINGEMENT OR LATENT DEFECTS, it being agreed that all such risks, as between Lessor and Lessee, are to be borne by Lessee. Lessor is not responsible for any direct, indirect, incidental or consequential damage to or losses resulting from the installation, operation or use of the Equipment or any products manufactured thereby. All assignable warranties made by the supplier to Lessor are hereby assigned to Lessee for and during the term of this Lease and Lessee agrees to resolve all such claims directly with the supplier. Provided that Lessee is not then in Default hereunder, Lessor shall cooperate fully with Lessee with respect to the resolution of such claims, in good faith and by appropriate proceedings at Lessee's expense. Any such claim shall not affect in any manner the unconditional obligation of Lessee to make rent payments hereunder. The Equipment is leased hereunder AS IS.

  9. FEES AND TAXES. (a) To the extent permitted by law, Lessee shall file any necessary report and return for, shall pay promptly when due, shall otherwise be liable to reimburse Lessor (on an after-tax basis) for, and agrees to indemnify and hold Lessor harmless from: (i) all titling, recordation, documentary stamp and other fees; and (ii) taxes (other than taxes calculated solely on the basis of net income), assessments and all other charges or withholdings of any nature (together with any penalties, fines or interest thereon); relating to the Equipment or this Lease or the delivery, acquisition, ownership, use, operation or leasing of the Equipment, or upon the rentals payable hereunder, whether the same be assessed to Lessor or Lessee. (b) If any report, return or property listing, or any fee, tax or assessment described in sub-part (a) hereof ("Imposition") is, by law, required to be filed by, assessed or billed to, or paid by, Lessor, Lessee at its own expense will do all things required to be done by Lessor (to the extent permitted by law) in connection therewith and is hereby authorized by Lessor to act on behalf of Lessor in all respects, including (but not limited to), the contest or protest, in good faith and by appropriate proceedings, of the validity of any Imposition, or the amount thereof. Lessor agrees fully to cooperate with Lessee in any such contest, and Lessee agrees promptly to indemnify Lessor for all reasonable expenses incurred by Lessor in the course of such cooperation. An Imposition shall be paid, subject to refund proceedings, if failure to pay would adversely affect the title or rights of Lessor. Provided that Lessee is not then in Default, if Lessor obtains a refund of any Imposition which has been paid (by Lessee, or by Lessor and for which Lessor has been reimbursed by Lessee), Lessor shall promptly pay such refund to Lessee. Lessee will cause all billings of such charges to Lessor to be made to Lessor in care of Lessee and will, in preparing any report or return required by law, show the ownership of the Equipment in Lessor, and shall send a copy of any such report or return to Lessor. If Lessee fails to pay any such charges when due, except any Imposition being contested in good faith and by appropriate proceedings as above provided for a reasonable period of time, Lessor at its option may do so, in which event the amount so paid (including any penalty or interest incurred as a result of

Lessee's failure), plus interest thereon at the Late Charge Rate, shall be paid by Lessee to Lessor with the next periodic payment of rent. (c) As used herein, the term "Lessor" shall mean and include Lessor and the consolidated Federal taxpayer group of which Lessor is a member.

  10. LIENS. The parties intend and agree that the Equipment shall remain personal property, notwithstanding the manner in which it may be affixed to any real property. Lessee shall obtain and deliver to Lessor (to be recorded at Lessee's expense), from any person having an interest in the property where the Equipment is to be located, waivers of any lien, encumbrance or interest which such person might have or hereafter obtain or claim with respect to the Equipment. Lessee further agrees to maintain the Equipment free from all claims, liens and legal processes of creditors of Lessee or other persons claiming by, through or under Lessee, other than (a) liens for fees, taxes, levies, duties or other governmental charges of any kind, liens of mechanics, materialmen, laborers, employees or suppliers and similar liens arising by operation of law incurred by Lessee in the ordinary course of business for sums that are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof (provided, however, that such proceedings do not involve any substantial danger (as determined in Lessor's sole reasonable discretion) of the sale, forfeiture or loss of the Equipment or any interest therein); and (b) liens arising out of any judgments or awards against Lessee which have been adequately bonded to protect Lessor's interests or with respect to which a stay of execution has been obtained pending an appeal or a proceeding for review. Lessee will defend, at its own expense, Lessor's title to the Equipment from such claims, liens or legal processes. Lessee shall also notify Lessor immediately upon receipt of notice of any lien, attachment or judicial proceeding affecting the Equipment in whole or in part.

  11. INSURANCE. Lessee shall keep the Equipment insured against loss or damage due to fire and the risks normally included in extended coverage, malicious mischief and vandalism, for not less than the greater of the full replacement value or the Stipulated Loss Value (as defined in Section 12 hereof); and Lessee shall also carry public liability insurance, both personal injury and property damage, covering the Equipment, with a combined single limit per occurrence of not less than the amount specified in the Equipment Schedule, with a deductible not to exceed $50,000.00 per occurrence. All said insurance shall be in form and amount and with companies reasonably satisfactory to Lessor. All insurance for loss or damage shall provide that losses, if any, shall be payable to Lessor as loss payee and Lessee shall utilize its best efforts to have all checks relating to any such losses delivered promptly to Lessor. Lessor shall be named as an additional insured with respect to all such liability insurance. Lessee shall pay the premiums therefor and deliver to Lessor evidence satisfactory to Lessor of such insurance coverage. Lessee shall cause to be provided to Lessor, not less than fifteen (15) days prior to the scheduled expiration or lapse of such insurance coverage, evidence satisfactory to Lessor of renewal or replacement coverage. Each insurer shall agree, by endorsement upon the policy or policies issued by it or by independent instrument furnished to Lessor, that (a) it will give Lessor thirty (30) days' prior written notice of the effective date of any material alteration or cancellation of such policy; and (b) insurance as to the interest of any named additional insured or loss payee other than Lessee shall not be invalidated by any actions, inactions, breach of warranty or conditions or negligence of Lessee or any person other than Lessor with respect to such policy or policies. The proceeds of such insurance payable as a result of loss of or damage to the Equipment shall be applied as required by the provisions of Section 12 hereof.

  12. LOSS AND DAMAGE. Lessee assumes the risk of direct and consequential loss and damage to the Equipment from all causes. Except as provided in this Section for discharge upon payment of Stipulated Loss Value, no loss or damage to the Equipment or any part thereof shall release or impair any obligations of Lessee under this Lease. Lessee agrees that Lessor shall not incur any liability to Lessee for any loss of business, loss of profits, expenses, or any other damages resulting to Lessee by reason of any failure of or delay in delivery or any delay caused by any non-performance, defective performance, or breakdown of the Equipment, nor shall Lessor at any time be responsible for personal injury or the loss or destruction of any other property resulting from the Equipment. In the event of loss or damage to the Equipment which does not constitute a Total Loss (as hereinafter defined), Lessee shall, at its sole cost and expense, promptly repair and restore such item of the Equipment to the condition required by this Lease. Provided that Lessee is not then in Default, upon receipt of evidence reasonably satisfactory to Lessor of completion of such repairs, Lessor will apply any insurance proceeds received by Lessor on account of such loss to the cost of repairs. Upon the occurrence of the actual or constructive total loss of any item of the Equipment, or the loss, theft or destruction of any item of the Equipment or damage to any item of the Equipment to such extent as shall make repair thereof uneconomical or shall render any item of the Equipment permanently unfit for normal use for any reason whatsoever, or the condemnation, confiscation, requisition, seizure, forfeiture or other taking of title to or use of any item of the Equipment (as established to the reasonable satisfaction of Lessor; any such occurrence being herein referred to as a "Total Loss"), during the term of this Lease, Lessee shall give prompt notice thereof to Lessor. On the next date for the payment of rent, Lessee shall pay to Lessor the rent due on that date plus the Stipulated Loss Value of the item or items of the Equipment with respect to which the Total Loss has occurred and any other sums due hereunder with respect to that Equipment (less any insurance proceeds or condemnation award actually paid). Upon making such payment, this (a) Lease and the obligation to make future rental payments shall terminate solely with respect to the Equipment or items thereof so paid for and (to the extent applicable) Lessee shall become entitled thereto as is where is without warranty, express or implied, with respect to any matter whatsoever, and (b) provided that no Default or event which, with the giving of notice or the lapse of time, or both, will become a Default has then occurred, Lessor shall remit to lessee any insurance proceeds or condemnation award actually received by Lessor after Lessee has made such payment. Lessor shall deliver to Lessee a bill of sale transferring and assigning to Lessee without recourse or warranty, except (with respect to the status of title conveyed) in respect of Lessor's acts, all of Lessor's right, title and interest in and to the Equipment. Lessor shall not be required to make and may specifically disclaim any representation or warranty as to the condition of the Equipment or any other matters. As used in this Lease, "Stipulated Loss Value" shall mean the product of the Total Invoice Cost (designated on the appropriate Equipment Schedule) of the Equipment and the applicable percentage factor set forth on the Schedule of Stipulated Loss Values attached to the Equipment Schedule. Stipulated Loss Value shall be determined as of the next date on which a payment of rent is or would be due after a Total Loss or other termination of this Lease, after payment of any rent due on such date, and the applicable percentage factor shall be that which is set forth with respect to such rent payment.
After payment of the final payment of rent due under the original term of this Lease and during any renewal term hereof, Stipulated Loss Value shall be determined as of the date of termination of this Lease (absent any renewal thereof) or, if during a renewal term, on the next date on which a payment of rent is or would be due after a Total Loss or other termination of such renewal term, after payment of any rent due on such date, and the applicable percentage factor shall be the last percentage factor set forth on the Schedule of Stipulated Loss Values.

  13. REDELIVERY. Upon the expiration or earlier termination of this Lease (or of any renewal hereof, if applicable), Lessee shall, at its own expense, return the Equipment to Lessor within fifteen (15) days in the same condition as when delivered to Lessee hereunder, ordinary wear and tear resulting from proper use thereof excepted and in such operating condition as is capable of performing its originally intended use, and free and clear of all liens, encumbrances or rights of others whatsoever except liens or encumbrances resulting from claims against Lessor not relating to the ownership of such Equipment, by delivery to such place within the Continental United States as Lessor shall specify. In addition to Lessor's other rights and remedies hereunder, if the Equipment is not returned in a timely fashion, or if repairs are necessary to place the Equipment in the condition required in this Section, Lessee shall continue to pay to Lessor rent at the last prevailing lease rate hereunder for the period of delay in redelivery, or for the period of time reasonably necessary to accomplish such repairs together with the cost of such repairs, as applicable. Lessor's acceptance of such rent on account of such delay or repair does not constitute a renewal of the term of this Lease or a waiver of Lessor's right to prompt return of the Equipment in proper condition. If Lessee returns the Equipment and the net sales proceeds received by Lessor upon disposition of the Equipment to a third party (the "Net Proceeds") is less than four (4) percent of the original aggregate Total Invoice Cost of the Equipment, upon demand Lessee shall pay to Lessor the amount of such shortfall as a remarketing fee.

  14. INDEMNITY. Lessee assumes and agrees to indemnify, defend and keep harmless Lessor, its agents and employees, from and against any and all losses, claims and expenses, including legal expenses (other than such as may directly and proximately result from the gross negligence or wilful misconduct of Lessor, its agents or employees), arising on account of the ordering, acquisition, delivery, installation or rejection of the Equipment, the possession, maintenance, use, condition (including without limitation, latent and other defects and whether or not discoverable by Lessor or Lessee, any claim in tort for strict liability, and any claim for patent, trademark or copyright infringement) or operation of any item of the Equipment, and by whomsoever used or operated, during the term of this Lease with respect to that item of the Equipment, the loss, damage, destruction, removal, return, surrender, sale or other disposition of the Equipment, or any item thereof. Lessor shall give Lessee prompt notice of any claim or liability hereby indemnified against and Lessee shall be entitled to control the defense thereof, so long as Lessee is not in Default; provided, however, that Lessor shall have the right to approve defense counsel selected by Lessee (provided that such approval shall not unreasonably be withheld or delayed).

  15. DEFAULT. (a) Lessee shall be deemed to be in default hereunder ("Default") if (1) Lessee shall fail to make any payment of rent or any other payment hereunder within ten (10) days after the same shall have become due; or
(2) Lessee shall fail to obtain and maintain the insurance required herein; (3) Lessee shall fail to perform or observe any other covenant, condition or agreement to be performed or observed by it hereunder and such failure shall continue unremedied for a period of thirty (30) days after written notice thereof to Lessee by Lessor; or (4) Lessee shall (A) be generally not paying its debts as they become due; or (B) take action for the purpose of invoking the protection of any bankruptcy or insolvency law, or any such law is invoked against or with respect to Lessee or its property, and any such petition filed against Lessee is not dismissed within sixty (60) days; or (5) Lessee shall make or permit any unauthorized assignment or transfer of this Lease, the Equipment or any interest therein; (6) any certificate, statement, representation, warranty or audit contained herein or heretofore or hereafter furnished with respect hereto by or on behalf of Lessee proving to have been false in any material respect at the time as of which the facts therein set forth were stated or certified, or having omitted any substantial contingent or unliquidated liability or claim against Lessee; or (7) Lessee shall be in default under any material obligation for borrowed money, for the deferred purchase price of property or any lease agreement, and the applicable grace period with respect thereto shall have expired; or (8) Lessee shall have terminated its corporate existence, consolidated with, merged into, or conveyed or leased substantially all of its assets as an entirety to any person (such actions being referred to as an "Event"), unless not less than thirty (30) days prior to such Event: (x) such person is organized and existing under the laws of the United States or any state, and executes and delivers to Lessor an agreement containing an effective assumption by such person of the due and punctual performance of this Lease as of the effective date of such event; and (y) Lessor is reasonably satisfied as to the creditworthiness of such person; or (9) there occurs a default under any guaranty executed in connection with this Lease; or (10) as a result of or in connection with a material change in the ownership of Lessee's capital stock, Lessee's Debt to Tangible Net Worth equals or exceeds twice the ratio of Lessee's Debt to Tangible Net Worth as of the date of this Lease, without the prior written consent of Lessor. As used herein, "Debt" shall mean Lessee's total liabilities which, in accordance with GAAP, would be included in the liability side of a balance sheet; and "Tangible Net Worth" shall mean Lessee's tangible net worth including the sum of the par or stated value of all outstanding capital stock, surplus and undivided profits, less any amounts attributable to goodwill, patents, copyrights, mailing lists, catalogs, trademarks, bond discount and underwriting expenses, organization expense and other intangibles. Accounting terms used herein shall be as defined, and all calculations hereunder shall be made, in accordance with GAAP. (b) The occurrence of a Default with respect to any Equipment Schedule shall, at the sole discretion of Lessor, constitute a Default with respect any or all Equipment Schedules. Notwithstanding anything set forth herein, Lessor may exercise all rights and remedies hereunder independently with respect to each Equipment Schedule.

  16. REMEDIES. Upon a Default Lessor may, at its option, declare this Lease to be in default by written notice to Lessee (without election of remedies), and at any time thereafter, may do any one or more of the following, all of which are authorized by Lessee:

      (a) Require Lessee to assemble any or all of the Equipment at the location to which the Equipment was delivered or the location to which such Equipment may have been moved by Lessee or such other location in reasonable proximity to either of the foregoing as Lessor shall designate; or to return promptly, at Lessee's expense, any or all of the Equipment to Lessor at the location, in the condition and otherwise in accordance with all of the terms of Section 13 hereof; and/or take possession of and render unusable by Lessee any or all of the Equipment, wherever it may be located, without any court order or other process of law and without liability for any damages occasioned by such taking of possession (other than to premises) (any such taking of possession shall constitute an automatic termination of this Lease as it applies to those items taken without further notice, and such taking of possession shall not prohibit Lessor from exercising its other remedies hereunder).

     (b) sell, re-lease or otherwise dispose of any or all of the Equipment, whether or not in Lessor's possession, in a commercially reasonable manner at public or private sale with notice to Lessee (the parties agreeing that ten (10) days' prior written notice shall constitute adequate notice of such sale), with the right of Lessor to purchase and apply the net proceeds of such disposition, after deducting all costs of such disposition (including but not limited to costs of transportation, possession, storage, refurbishing, advertising and brokers' fees), to the obligations of Lessee pursuant to this sub-part (b), with Lessee remaining liable for any deficiency and with any excess being retained by Lessor; or retain any or all of the Equipment; and recover from Lessee damages, not as a penalty, but herein liquidated for all purposes as follows:

       (1) if Lessor elects to dispose of the Equipment pursuant to a lease which is substantially similar to this Lease: in an amount equal to the sum of
(A) any accrued and unpaid rent under this Lease as of the date of commencement (the "Commencement Date") of the term of the new lease, and (B) (i) the present value as of the Commencement Date of the total rent for the then remaining term of this Lease, minus (ii) the present value as of the Commencement Date of the rent under the new lease applicable to that period of the new lease term which is comparable to the then remaining term of this Lease, and (C) any incidental damages allowed under Uniform Commercial Code Article 2A - Leases ("Article 2A"), less expenses saved by Lessor in consequence of the Default ("Incidental Damages");

       (2) if Lessor elects to retain the Equipment or to dispose of the Equipment by sale, by re-lease (pursuant to a lease which is not substantially similar to this Lease), or otherwise: in an amount equal to the sum of: (A) any accrued and unpaid rent as of the date Lessor repossesses the Equipment or such earlier date as Lessee tenders possession of the Equipment to Lessor, (B) (i) the present value as of the date determined under clause (A) of the total rent for the then remaining term of this Lease, minus (ii) the present value as of the same date of the "market rent" (as defined in Article 2A) at the place where the Equipment was located on that date computed for the same lease term, and (C) any Incidental Damages (provided, however, that if the measure of damages provided is inadequate to put Lessor in as good a position as performance would have, the damages shall be the present value of the profit, including reasonable overhead, Lessor would have made from full performance by Lessee, together with any incidental damages allowed under Article 2A, DUE allowance for costs reasonably incurred and due credit for payments or proceeds of disposition);

       (3) if Lessor has not repossessed the Equipment, or if Lessor has repossessed the Equipment or Lessee has tendered possession of the Equipment to Lessor and Lessor is unable after reasonable effort to dispose of the Equipment at a reasonable price or the circumstances reasonably indicate that such an effort will be unavailing: in an amount equal to the sum of: (A) accrued and unpaid rent as of the date of entry of judgement in favor of Lessor, (B) the present value as of the date determined under clause (A) of the rent for the then remaining term of this Lease, and (C) any Incidental Damages. Lessor may dispose of the Equipment at any time before collection of a judgement for damages. If the disposition is before the end of the remaining term of this Lease, Lessor's recovery against Lessee for damages will be governed by sub-part
(b) (1) or (2) (as applicable), and Lessor will cause an appropriate credit to be provided against any judgment for damages to the extent that the amount of the judgment exceeds the applicable recovery pursuant to sub-part (b)(1) or (2).

     (c) In lieu of the damages specified in sub-part (b), Lessor may recover from Lessee, as liquidated damages for loss of a bargain and not as a penalty, an amount calculated as the sum of: (1) the greater of either (A) the Stipulated Loss Value of the Equipment (determined as of the next date on which a payment is or would have been due after the declaration of a Default), together with all other sums due hereunder as of such determination date with respect to such Equipment, or (B) all sums due and to become due hereunder for the full term of this Lease (including any tax indemnities becoming due as a result of the Default, and any mandatory purchase or renewal options which Lessee has contracted to pay) (provided that all sums becoming due after the declaration of Default shall be discounted to present value as of the date of payment by Lessee) plus Lessor's estimated residual interest in the Equipment; plus (2) the amount of all commercially reasonable costs and expenses incurred by Lessor in connection with repossession, recovery, storage, repair, sale, re-lease or other disposition of the Equipment, including reasonable attorneys' fees and costs incurred in connection therewith or otherwise resulting from Lessee's default; minus (3) if Lessor has repossessed the Equipment, the amount calculated pursuant to clause (B) (ii) of sub-part (b)(1) or (2) (as applicable).

     (d) Cancel this Lease as to any or all of the Equipment.

     (e) Proceed by appropriate court action, either at law or in equity (including an action for specific performance), to enforce performance by Lessee or to recover damages for the breach hereof; or exercise any other right or remedy available to Lessor at law or in equity with respect to such breach.

     All amounts to be present valued shall be discounted at a rate equal to the discount rate of the Federal Reserve Bank of Richmond in effect on the applicable date. Unless otherwise provided above, a cancellation hereunder shall occur only upon written notice by Lessor to Lessee and only with respect to such items of the Equipment as Lessor specifically elects to cancel in such notice. Except as to such items of the Equipment with respect to which there is a cancellation, this Lease shall remain in full force and effect and Lessee shall be and remain liable for the full performance of all its obligations hereunder. In addition, Lessee shall be liable for all reasonable legal fees and other expenses incurred by reason of any Default or the exercise of Lessor's remedies, including all expenses incurred in connection with the return of any Equipment in accordance with the terms of Section 13 hereof or in placing such Equipment in the condition required by said Section. No right or remedy referred to in this Section is intended to be exclusive, but each shall be cumulative and shall be in addition to any other remedy referred to above or otherwise available at law or in equity, and may be exercised concurrently or separately from time to time. The failure of Lessor to exercise the rights granted hereunder upon any default by Lessee shall not constitute a waiver of any such right upon the continuation or reoccurrence of any such Default. In no event shall the execution of an Equipment Schedule constitute a waiver by Lessor of any pre-existing Default in the performance of the terms and conditions hereof.

  17. ASSIGNMENT. (a) WITHOUT THE PRIOR WRITTEN CONSENT OF LESSOR (WHICH SHALL NOT UNREASONABLY BE WITHHELD OR DELAYED), LESSEE WILL NOT ASSIGN, TRANSFER OR ENCUMBER ANY OF ITS RIGHTS OR OBLIGATIONS HEREUNDER OR ITS LEASEHOLD INTEREST, SUBLET THE EQUIPMENT OR OTHERWISE PERMIT THE EQUIPMENT TO BE OPERATED OR USED BY, OR TO COME INTO OR REMAIN IN THE POSSESSION OF, ANYONE BUT LESSEE. No assignment or sublease, whether authorized in this Section or in violation of the terms hereof, shall relieve Lessee of its obligations hereunder and Lessee shall remain primarily liable hereunder. (b) Lessor may at any time assign any or all of its rights, obligations, title and interest hereunder, to any other person. If Lessee is given notice of any such assignment, Lessee shall acknowledge receipt thereof in writing. Any such assignee shall have and be entitled to exercise any and all rights and powers of Lessor hereunder, but such assignee shall not be obligated to perform any of the obligations of Lessor hereunder (other than the covenant of quiet enjoyment specified in Section 18(c) hereof). Lessee will pay all rent and other amounts payable by Lessee to such assignee, notwithstanding any defense or claim of whatever nature, whether by reason of breach or otherwise which it may now or hereafter have against Lessor; it being understood that in the event of a default or breach by Lessor that Lessee shall pursue any rights on account thereof solely against Lessor. Lessee agrees that any such assignment shall not materially change Lessee's duties or obligations under the Lease or any Equipment Schedule nor materially increase Lessee's risks or burdens. Upon such assignment and except as may otherwise be provided therein all references in this Lease to Lessor shall include such assignee. (c) Subject always to the foregoing, this Lease inures to the benefit of, and is binding upon, the successors and assigns of the parties hereto.

  18. MISCELLANEOUS. (a) This Lease, the Riders annexed hereto, the Equipment Schedule and any commitment letter between the parties, constitute the entire agreement between the parties with respect to the subject matter hereof and shall not be rescinded, amended or modified in any manner except by a document in writing executed by both parties. (b) Any provision of this Lease which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. (c) The representations, warranties and covenants of Lessee herein shall be deemed to be continuing and to survive the closing hereunder. Each execution by Lessee of an Equipment Schedule shall be deemed reaffirmation and warranty that there shall have been no material adverse change in the business or financial condition of Lessee from the date of execution hereof. The obligations of Lessee under Sections 9, 13 and 14, which accrue during the term of this Lease, shall survive the termination of this Lease. (d) Lessor represents and covenants to Lessee that Lessor has full authority to enter into this Lease and that, conditioned upon Lessee performing all of the covenants and conditions hereof, as to claims of Lessor or persons claiming under Lessor, Lessee shall peaceably and quietly hold, possess and use the Equipment during the term of this Lease subject to the terms and provisions hereof. (e) If Lessee fails to perform any of its obligations hereunder, Lessor shall have the right, but shall not be obligated, to effect such performance, and the amount of any out of pocket and other reasonable expenses of Lessor incurred in connection with such performance, together with interest thereon at the Late Charge Rate, shall be payable by Lessee upon demand. Lessor's effecting such compliance shall not be a waiver of Lessee's default. (f) Lessee irrevocably appoints Lessor as Lessee's attorney-in-fact (which power shall be deemed coupled with an interest) to execute, endorse and deliver any documents and checks or drafts relating to or received in payment for any loss or damage under the policies of insurance required by the provisions of Section 11 hereof, but only to the extent that the same relates to the Equipment. (g) LESSEE HEREBY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH LESSEE AND LESSOR MAY BE PARTIES ARISING OUT OF OR IN ANY WAY PERTAINING TO THIS LEASE. LESSEE AUTHORIZES LESSOR TO FILE THIS PROVISION WITH THE CLERK OR JUDGE OF ANY COURT HEARING ANY SUCH CLAIM. IT IS HEREBY AGREED AND UNDERSTOOD THAT THIS WAIVER CONSTITUTES A WAVIER OF TRIAL BY JURY OF ALL CLAIMS AGAINST PARTIES TO SUCH ACTIONS OR PROCEEDINGS, INCLUDING CLAIMS AGAINST PARTIES WHO ARE NOT PARTIES TO THIS LEASE. THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY THE PARTIES AND THE PARTIES HEREBY ACKNOWLEDGE THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT. LESSOR AND LESSEE FURTHER ACKNOWLEDGE THAT THEY HAVE BEEN REPRESENTED IN THE SIGNING OF THIS LEASE AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.
(h) All notices (excluding billings and communications in the ordinary course of business) hereunder shall be in writing, personally delivered, delivered by overnight courier service, sent by facsimile transmission (with confirmation of receipt), or sent by certified mail, return receipt requested, addressed to the other party at its respective address stated below the signature of such party or at such other address as such party shall from time to time designate in writing to the other party; and shall be effective from the date of receipt. (i) This Lease shall not be effective unless and until accepted by execution by an officer of Lessor at the address, in the State of New York, as set forth below the signature of Lessor. THIS LEASE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF SUCH STATE), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, REGARDLESS OF THE LOCATION OF THE EQUIPMENT. The parties agree that any action or proceeding arising out of or relating to this Lease may be commenced in any state or Federal court in the State of New York, and agree that a summons and complaint commencing an action or proceeding in any such court shall be properly served and shall confer personal jurisdiction if served personally or by certified mail to it at its address hereinbelow set forth, or as it may provide in writing from time to time, or as otherwise provided under the laws of the State of New York. (j) To the extent that this Lease and/or the Equipment Schedule would constitute chattel paper, as such term is defined in the Uniform Commercial Code as in effect in any applicable jurisdiction, no security interest herein or therein may be created through the transfer or possession of this Lease in and of itself without the transfer or possession of the original of an Equipment Schedule executed pursuant to this Lease and incorporating the Lease by reference; and no security interest in this Lease and an Equipment Schedule may be created by the transfer or possession of any counterpart of the Equipment Schedule other than the original thereof, which shall be identified as the document marked "Original" and all other counterparts shall be marked "Duplicate".

  IN WITNESS WHEREOF, the parties hereto have caused this Lease to be duly executed as of the day and year first above set forth.


SANWA GENERAL EQUIPMENT                 FORSTMANN & COMPANY, INC.
 LEASING, A DIVISION OF SANWA           Lessee
 BUSINESS CREDIT CORPORATION
Lessor


By:   /s/ Thomas M. Jaschik [SEAL]      By:   /s/ Rod J. Peckham       [SEAL]
      ---------------------                   ------------------------
Name: Thomas M. Jaschik                 Name: Rod J. Peckham
Title:Vice President                    Title:Vice President and Treasurer



  502 Washington Avenue                    1185 Avenue of the Americas
  Suite 600                                New York, New York  10036
  Towson, Maryland 21204                   Facsimile: 212-642-6992
  Facsimile:  410-821-8775

SANWA GENERAL EQUIPMENT LEASING, A DIVISION OF SANWA BUSINESS CREDIT CORPORATION

                                                                     RIDER NO. 1


To and part of Equipment Lease Agreement dated as of the 31st day of May, 1994 (the "Lease"), between SANWA GENERAL EQUIPMENT LEASING, A DIVISION OF SANWA BUSINESS CREDIT CORPORATION, its successors and assigns ("Lessor"), and FORSTMANN & COMPANY, INC. ("Lessee").

   A. INTENT; TITLE. It is the express intent of the parties that this agreement constitute a true lease and not a sale of the Equipment. Title to the Equipment shall at all times remain in Lessor, and Lessee shall acquire no ownership, title, property, right, equity, or interest in the Equipment other than its leasehold interest solely as Lessee subject to all the terms and conditions hereof. The parties agree that this Lease is a "Finance Lease" as defined in Uniform Commercial Code Article 2A -- Leases ("Article 2A"). Lessee acknowledges: (a) that Lessee has selected the "Supplier" (as defined in Article 2A) and directed Lessor to purchase the Equipment from the Supplier; (b) that Lessee has been informed in writing in this Lease, before signing this Lease, that Lessee is entitled under Article 2A to the promises and warranties, including those of any third party, provided to Lessor by the Supplier in connection with or as part of the contract by which Lessor acquired the Equipment, and that Lessee may communicate with the Supplier and receive an accurate and complete statement of those promises and warranties, including any disclaimers and limitations of them or of remedies. To the extent permitted by applicable law, Lessee hereby waives any and all rights and remedies conferred upon a lessee in Article 2A and any rights now or hereafter conferred by statute or otherwise which may limit or modify any of Lessor's rights or remedies under
Section 16 of this Lease; provided, however, that such waiver shall not preclude Lessee from asserting any claim of Lessee against Lessor in a separate cause of action; and provided further that such waiver shall not affect Lessor's obligations of good faith, diligence, reasonableness and care.

   Notwithstanding the express intent of the parties, should a court of competent jurisdiction determine that this agreement is not a true lease, but rather one intended as security, then solely in that event and for the expressly limited purposes thereof, Lessee shall be deemed to have hereby granted Lessor a security interest in this Lease, the Equipment, and all accessions thereto, substitutions and replacements therefor, and proceeds (including insurance proceeds) thereof (but without power of sale); to secure the prompt payment and performance as and when due of all obligations and indebtedness of Lessee (or any affiliate of Lessee) to Lessor, now existing or hereafter created. For the purposes of this paragraph, the Lease or a photocopy thereof may be filed as a financing statement under the Uniform Commercial Code.


  B. OPTION TO RENEW. (1) Provided that Lessee is not then in Default, Lessee shall have the option to renew this Lease, at the expiration of the term of this Lease or any subsequent renewal period, with respect to all but not less than all of the Equipment, on the terms and conditions of this Lease, for a negotiated renewal term at a periodic rent equal to the Fair Market Rental Value of such Equipment determined at the time of the renewal. If Lessee desires to exercise this option it shall give Lessor irrevocable written notice of its election to renew at least two hundred forty (240) days before expiration of the then term of this Lease with respect to the first Equipment Schedule to be executed under this Lease. Such election shall be effective with respect to all Equipment leased under all Equipment Schedules.

  (2) For purposes of this Section, "Fair Market Rental Value" shall be deemed to be an amount equal to the rental, as installed and in use, obtainable in an arms' length transaction between a willing and informed lessor and a willing and informed lessee under no compulsion to lease (and assuming that, as of the date of determination, the Equipment is in at least the condition required by Section 13 and Rider No. 3 of this Lease). If (prior to one hundred eighty (180) days before expiration of the then term of this Lease) the parties are unable to agree on the Fair Market Rental Value of the Equipment, then (at least one hundred twenty (120) days before expiration of the then term of this Lease) Lessor and Lessee shall at Lessee's expense obtain appraisal values from three independent appraisers (other than American Appraisal Associates, Inc.) (one to be selected by Lessor, one by Lessee, and the other by the two selected by Lessor and Lessee; each of whom must be associated with a professional organization of equipment or personal property appraisers, such as the American Society of Appraisers) and the average Fair Market Rental Value as determined by such appraisers shall be binding on the parties hereto. If, prior to ninety
(90) days before the expiration of the term of this Lease, the appraisers selected by Lessor and Lessee are unable to agree on the third appraiser, then American Appraisal Associates, Inc. will be selected to provide the third appraisal value.

  C. OPTION TO PURCHASE. (1) (a) Provided that Lessee is not then in Default, Lessee shall have the option to purchase all but not less than all of the Equipment on that date which is seventy-two (72) months after the Base Lease Commencement Date (the "Early TErmination Date") with respect to each Equipment Schedule executed under this Lease. If Lessee desires to exercise this option it shall give Lessor irrevocable written notice of its election to purchase at least two hundred forty (240) days before the Early Termination Date with respect to the first Equipment Schedule to be executed under this Lease. Such election shall be effective with respect to all Equipment leased under all Equipment Schedules. Thereafter, Lessee shall at Lessee's expense obtain appraisal values from an independent appraiser selected by the Lessee, who must be associated with a professional organization of equipment or personal property appraisers, such as the American Society of Appraisers) and acceptable to Lessor, to determine the Fair Market Value of the Equipment. If the appraised Fair Market Value of the Equipment is equal to or less than the Purchase Price (as hereinafter determined), then on each Early Termination Date, Lessee shall pay to Lessor in cash the Purchase Price for the Equipment purchased on such Early Termination Date. The Purchase Price of the Equipment shall be an amount equal to 34.75 percent of the original Total Invoice Cost of the Equipment (as specified on the Equipment Schedule), which the parties anticipate represents the Fair Market Value of the Equipment at the Early Termination Date; together with all taxes and charges upon sale.

       (b) For purposes of Section C.(1)(a), "Fair Market Value" shall be deemed to be an amount equal to the sale price of the Equipment, as installed and in use, obtainable in an arms' length transaction between a willing and informed buyer and a willing and informed seller under no compulsion to sell (and assuming that, as of the date of determination, the Equipment is in at least the condition required by Section 13 and Rider No. 3 of this Lease).

   (2) (a) Provided that Lessee is not then in Default, Lessee shall have the option to purchase, upon the expiration of the original or any renewal term of this Lease, all but not less than all of the Equipment upon the following terms and conditions: If Lessee desires to exercise this option it shall give Lessor irrevocable written notice of its election to purchase at least two hundred forty (240) days before expiration of the applicable term of this Lease with respect to the first Equipment Schedule to be executed under this Lease. Such election shall be effective with respect to all Equipment leased under all Equipment Schedules. Thereafter, Lessee shall engage in negotiations with Lessor to determine the Purchase Price for the Equipment. At the expiration of the applicable term of this Lease, Lessee shall pay to Lessor in cash the Purchase Price for the Equipment so purchased, determined as hereinafter provided. The Purchase Price of the Equipment shall be an amount equal to its then Fair Market Value (which the parties agree will be at least four (4) percent of the original aggregate Total Invoice Cost of the Equipment, or greater), together with all taxes and charges upon sale.

       (b) For purposes of Section C.(2)(a), "Fair Market Value" shall be deemed to be an amount equal to the sale price of the Equipment, as installed and in use, obtainable in an arms' length transaction between a willing and informed buyer and a willing and informed seller under no compulsion to sell (and assuming that, as of the date of determination, the Equipment is in at least the condition required by Section 13 and Rider No. 3 of this Lease). If (prior to one hundred eighty (180) days before expiration of the applicable renewal term of this Lease) the parties are unable to agree on the Fair Market Value of the Equipment, then (at least one hundred twenty (120) days before expiration of the applicable renewal term of this Lease) Lessor and Lessee shall at Lessee's expense obtain appraisal values from three independent appraisers (other than American Appraisal Associates, Inc.) (one to be selected by Lessor, one by Lessee, and the other by the two selected by Lessor and Lessee; each of whom must be associated with a professional organization of equipment or personal property appraisers, such as the American Society of Appraisers) and the average Fair Market Value as determined by such appraisers shall be binding on the parties hereto. If, prior to ninety (90) days before the expiration of the applicable renewal term of this Lease, the appraisers selected by Lessor and Lessee are unable to agree on the third appraiser, then American Appraisal Associates, Inc. will be selected to provide the third appraisal value.

    (3) Notwithstanding any election of Lessee to purchase, the provisions of this Lease shall continue in full force and effect until the passage of ownership of the Equipment upon the date of purchase. On the date of purchase, Lessor shall deliver to Lessee a bill of sale transferring and assigning to Lessee without recourse or warranty, except (with respect to the status of title conveyed) in respect of Lessor's acts, all of Lessor's right, title and interest in and to the Equipment. Lessor shall not be required to make and may specifically disclaim any representation or warranty as to the condition of the Equipment or any other matters.


SANWA GENERAL EQUIPMENT                        FORSTMANN & COMPANY, INC.
LEASING, A DIVISION OF SANWA                   Lessee
BUSINESS CREDIT CORPORATION
Lessor



By: /s/ Thomas M. Jaschik [SEAL]               By: /s/ Rod J. Peckham [SEAL]
    ---------------------                          ----------------------
        Thomas M. Jaschik                          Vice President and
        Vice President                             Treasurer

SANWA GENERAL EQUIPMENT LEASING, A DIVISION OF SANWA BUSINESS CREDIT CORPORATION
- --------------------------------------------------------------------------------

                                                                     RIDER NO. 2


To and part of Equipment Lease Agreement dated as of the 31ST day of May, 1994 (the "Lease"), between SANWA GENERAL EQUIPMENT LEASING, A DIVISION OF SANWA BUSINESS CREDIT CORPORATION, its successors and assigns ("Lessor"), and FORSTMANN & COMPANY, INC. ("Lessee").

TAX INDEMNITY.

  (1) Lessee represents and warrants that: (a) it believes that it is reasonable to estimate that the useful life of the Equipment exceeds the lease term (including any interim and fixed rental renewal periods) by the greater of one (1) year or twenty (20) percent of such estimated useful life, and that said Equipment will have a value at the end of the lease term, including any fixed rate renewal period, of at least twenty (20) percent of the Total Invoice Cost of the Equipment, without including in such value any increase or decrease for inflation or deflation during the original lease term (all as evidenced by the certificate of a qualified party to be provided at Lessee's expense to Lessor prior to the commencement of the lease term); and (b) the Equipment is, and will be used by Lessee so as to remain, property eligible for the depreciation deductions under Section 167 of the Internal Revenue Code of 1986, as now or hereafter amended (the "Code"), determined in accordance with the provisions of
Section 168 of the Code, during the term of the Lease with respect thereto, and is assigned to the class of property specified in the Equipment Schedule pertaining thereto.

  (2) If Lessor in computing its taxable income or liability for tax, shall either lose, or shall not have, or shall lose the right to claim or there shall be disallowed or recaptured for Federal and/or state income tax purposes, in whole or in part, the benefit of ACRS Deductions; or (b) Lessor shall become liable for additional tax as a result of Lessee having added an attachment or made an alteration to the Equipment which would increase the productivity or capability of the Equipment so as to violate the provisions of Rev. Proc. 75-21, 1975-1 C.B. 715, or Rev. Proc. 79-48, 1979-2 C.B. 529 (as either or both may hereafter be modified or superseded); or (c) the statutory full-year marginal Federal tax rate (including any surcharge) for corporations is greater than thirty-five (35) percent; hereinafter referred to as a "Loss"; then Lessee shall pay Lessor the Tax Indemnification Payment as additional rent and Lessor may revise the Schedule(s) of Stipulated Loss Values to reflect the Loss. As used herein, "ACRS Deductions" shall mean the deductions under Section 167 of the Code determined in accordance with the modified Accelerated Cost Recovery System with respect to the Total Invoice Cost of any item of the Equipment using the accelerated method set forth in Section 168 of the Code as in effect on the date of this Lease for property assigned to the class of property specified in the Equipment Schedule pertaining thereto; "Lessor" shall be deemed to include the consolidated Federal taxpayer group of which Lessor is a member; and "Tax Indemnification Payment" shall mean such amount as, after consideration of (i) all taxes required to be paid by Lessor in respect of the receipt thereof under the laws of any governmental or taxing authority in the United States, and (ii) the amount of any interest or penalty which may be payable by Lessor in connection with the Loss, shall be required to cause Lessor's after-tax net return (the "Net Return") to be equal to, but no greater than, the Net Return comtemplated consistently with current tax laws as of the date of this Lease that would have been available to Lessor had the Loss not occurred.

  (3) Lessor shall be responsible for, and shall not be entitled to a Tax Indemnification Payment by Lessee on account of, any Loss arising solely as a direct result of the occurrence of any one or more of the following events: (a) the failure of Lessor to timely and properly claim ACRS Deductions in the tax return of Lessor other than as a result of changes in the Code or applicable regulations unless in the reasonable opinion of Lessor's tax counsel there is no basis for such claim; or (b) the failure of Lessor to have sufficient taxable income before application of the ACRS Deductions to offset the full amount of such ACRS Deductions other than as a result of changes in the Code or applicable regulations; or (c) any event which by the terms of the Lease requires payment by Lessee of the Stipulated Loss Value if such payment is thereafter actually made to Lessor, to the extent that such payment reimburses Lessor for amounts otherwise payable by Lessee pursuant hereto; or (d) a disqualifying disposition due to sale of any item of the Equipment or the Lease by Lessor prior to a Default.

  (4) Lessor promptly shall notify Lessee in writing of such Loss and Lessee shall pay to Lessor the Tax Indemnification Payment within thirty (30) days of such notice. For these purposes, a Loss shall occur upon the earliest of: (a) the happening of any event (such as disposition or change in use of any item of the Equipment) which will cause such Loss, (b) the payment by Lessor to the Internal Revenue Service or state taxing authority of the tax increase resulting from such Loss; (c) the date on which the Loss is realized by Lessor; or (d) the adjustment of the tax return of Lessor to reflect such Loss.

  (5) The obligations of Lessee under this Section, which accrue during the term of the Lease, shall survive the termination of the Lease.

SANWA GENERAL EQUIPMENT                        FORSTMANN & COMPANY, INC.
LEASING, A DIVISION OF SANWA                   Lessee
BUSINESS CREDIT CORPORATION
Lessor



By: /s/ Thomas M. Jaschik [SEAL]               By: /s/ Rod J. Peckham    [SEAL]
   -----------------------                        -----------------------
   Thomas M. Jaschik                              Vice President & Treasurer
   Vice President

SANWA GENERAL EQUIPMENT LEASING, A DIVISION OF SANWA BUSINESS CREDIT CORPORATION
- --------------------------------------------------------------------------------

                                                                     RIDER NO. 3


To and part of Equipment Lease Agreement dated as of the 31st day of May, 1994 (the "Lease"), between SANWA GENERAL EQUIPMENT LEASING, A DIVISION OF SANWA BUSINESS CREDIT CORPORATION, its successors and assigns ("Lessor"), and FORSTMANN & COMPANY, INC. ("Lessee").

RETURN PROVISIONS:  In addition to the provisions of Section 13 of this Lease,
- -----------------
and provided that Lessee has not elected to exercise its option to purchase the Equipment, Lessee shall, at its expense:

  (A) at least two hundred ten (210) days and not more than two hundred forty
(240) days prior to expiration or earlier termination of the Lease, provide to Lessor a detailed inventory of all components of the Equipment. The inventory should include, but not be limited to, a listing of model and serial numbers for all components comprising the Equipment;

  (B) at least one hundred fifty (150) days prior to expiration or earlier termination of the Lease upon receiving reasonable notice from Lessor, provide or cause the vendor(s) or manufacturer(s) to provide to Lessor the following documents: (1) one set of service manuals, process flow diagrams and operating manuals including replacements and/or additions thereto, such that all documentation is completely up-to-date; and (2) one set of documents, detailing equipment configuration, operating requirements, maintenance records, and other technical data concerning the set-up and operation of the Equipment, including replacements and/or additions thereto, such that all documentation is completely up-to-date;

  (C) at least one hundred eighty (180) days prior to expiration or earlier termination of the Lease, upon receiving reasonable notice from Lessor, make the Equipment available for on-site operational inspections by potential purchasers, above ground and under power, and provide personnel, power and other operational requirements necessary to demonstrate electrical, mechanical and operating systems for each item of the Equipment;

  (D) at least ninety (90) days prior to expiration or earlier termination of the Lease, cause the manufacturer's representative or a qualified equipment maintenance provider, acceptable to Lessor, to perform a comprehensive physical inspection, including testing all material and workmanship of the Equipment; and if during such inspection, examination and test, the authorized inspector finds any of the material or workmanship to be defective or the Equipment not operating within the manufacturer's specifications, then Lessee shall repair or replace such defective material and, after corrective measures are completed, Lessee will provide for a follow-up inspection of the Equipment by the authorized inspector as outlined in the preceding clause and will cause a copy of the inspection report to be provided to Lessor;

  (E) at least one hundred eighty (180) days prior to expiration or earlier termination of the Lease, provide for an inspection and Fair Market Value (as defined in Rider No. 1 to the Lease) appraisal to be performed by an appraiser of Lessor's choice, with the results of such appraisal to be forwarded to Lessor;

  (F) have each item of Equipment returned with an in-depth field service report detailing said inspection as outlined in Section D of this Rider. The report shall certify that the Equipment has been properly inspected, examined and tested and is operating within the manufacturer's specifications;

  (G) provide that all Equipment will be cleaned and cosmetically acceptable, and in such condition so that it may be immediately installed and placed into its intended use in a comparable environment;

  (H) properly remove or treat all rust or corrosion;

  (I) ensure all Equipment and equipment operations conform to all applicable local, state, and federal laws, health and safety guidelines;

  (J) ensure that all inspections, overhauls, rebuilds, or certifications known to be or expected to be due within six (6) months are completed prior to redelivery;

  (K) de-install the Equipment in accordance with manufacturer's commonly accepted procedures;

  (L) provide for the deinstallation, packing, transporting, and certifying of the Equipment to include, but not be limited to, the following: (1) the manufacturer's representative or other qualified maintenance provider reasonably acceptable to Lessor shall de-install all Equipment (including all wire, cable and mounting hardware) in accordance with the specifications of the manufacturer; (2) each item of Equipment will be returned with a certificate supplied by the manufacturer's representative qualifying the Equipment to be in good condition and (where applicable) to be eligible for the manufacturer's maintenance plan; the certificate of eligibility shall be transferable to another operator of the Equipment; (3) the Equipment shall be packed properly and in accordance to the manufacturer's recommendations;

and (4) Lessee shall transport the Equipment in a manner consistent with the manufacturer's recommendations and practices;

  (M) provide for the deinstallation and packing of the Equipment to include, but not be limited to, the following: (1) all process fluids shall be removed from the Equipment and disposed of in accordance with the then current waste disposal laws and regulations. At no time are materials which could be considered hazardous waste by any regulatory authority to be shipped with machinery; (2) all internal fluids such as lube oil and hydraulic fluid are to be filled to operating levels; filler caps are to be secured and disconnected hoses are to be sealed to avoid spillage; (3) the manufacturer's representative shall deinstall all Equipment in accordance with the specifications of the manufacturer; and (4) the Equipment shall be packed properly and in accordance with the manufacturer's recommendations;

  (N) upon sale of the Equipment to a third party, provide transportation to not more than fifteen (15) individual locations anywhere in the continental United States selected by Lessor;

  (O) obtain and pay for a policy of transit insurance for the redelivery period in an amount equal to the replacement value of the Equipment and Lessor shall be named as the loss payee on all such policies of insurance;

  (P) be responsible for the cost of all repairs, alterations, inspections, appraisals, storage charges, insurance costs, demonstration costs, and other related costs necessary to place the Equipment in such condition as to be in complete compliance with this Lease;

  (Q) provide insurance and safe, secure storage for the Equipment for thirty
(30) days after expiration or earlier termination of the Lease at four (4) accessible locations satisfactory to Lessor.


SANWA GENERAL EQUIPMENT                        FORSTMANN & COMPANY, INC.
LEASING, A DIVISION OF SANWA                   Lessee
BUSINESS CREDIT CORPORATION
Lessor



By: /s/ Thomas M. Jaschik [SEAL]               By: /s/ Rod J. Peckham    [SEAL]
   -----------------------                        -----------------------
   Thomas M. Jaschik                              Vice President & Treasurer
   Vice President

SANWA GENERAL EQUIPMENT LEASING, A DIVISION OF SANWA BUSINESS CREDIT CORPORATION
- --------------------------------------------------------------------------------

                                                                     RIDER NO. 4


To and part of Equipment Lease Agreement dated as of the 31st day of May, 1994 (the "Lease"), between SANWA GENERAL EQUIPMENT LEASING, A DIVISION OF SANWA BUSINESS CREDIT CORPORATION, its successors and assigns ("Lessor"), and FORSTMANN & COMPANY, INC. ("Lessee").

  A. ADDITIONAL REPRESENTATIONS AND WARRANTIES OF LESSEE FOR SALE-LEASEBACK. Lessee represents and warrants that: (1) The sale of those certain items of equipment specified on the schedule attached to each Equipment Bill of Sale (collectively the "Bill of Sale") executed by Lessee, and the execution, delivery and performance of the Bill of Sale (a) have been duly authorized by all necessary corporate action on the part of Lessee; (b) do not require the consent of any stockholder, trustee or holders of any indebtedness of Lessee except such as have been duly obtained; and (c) do not and will not contravene any law, governmental rule, regulation or order now binding on Lessee, or the charter or by-laws of Lessee, or contravene the provisions of, or constitute a default under, or result in the creation of any lien or encumbrance upon the property of Lessee under, any indenture, mortgage, contract or other agreement to which Lessee is a party or by which it or its property is bound. (2) The Bill of Sale transfers to Lessor valid title to the equipment described on the schedule attached thereto free and clear of any and all encumbrances, liens, charges or defects. No filing or recordation must be made, no notice must be given, and no other action must be taken with respect to any state or local jurisdiction, or any person, in order to preserve to Lessor all the rights transferred by the Bill of Sale.

  B. ADDITIONAL AUTHORIZATION. Lessor's obligations under the Lease are further conditioned upon Lessor having received the Bill of Sale and an opinion of counsel for Lessee as to the matters set forth in paragraph A above.


SANWA GENERAL EQUIPMENT                        FORSTMANN & COMPANY, INC.
LEASING, A DIVISION OF SANWA                   Lessee
BUSINESS CREDIT CORPORATION
Lessor



By: /s/ Thomas M. Jaschik [SEAL]               By: /s/ Rod J. Peckham    [SEAL]
   -----------------------                        -----------------------
   Thomas M. Jaschik                              Vice President & Treasurer
   Vice President